UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

First Data Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by First Data Corporation

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: First Data Corporation

Commission File No.: 001-11073

THIS FILING CONSISTS OF DOCUMENT MADE AVAILABLE TO EMPLOYEES OF FIRST DATA CORPORATION ON THE COMPANY’S INTRANET.

Why go private? Why now?

•	Kohlberg Kravis Roberts & Co. (KKR) approached First Data with a compelling value proposition.
•	This proposition is a great deal for our stockholders, and KKR is an excellent partner for First Data.
•	First Data, based on the recommendation of the Strategic Review Committee of the Board of Directors, concluded that the transaction with KKR is in the best interests of our stockholders.
•	First Data’s Board of Directors has approved the transaction unanimously, and the Executive Committee strongly supports it.

Why does a transaction with KKR make sense?

•	There’s a significant and immediate premium on the stock for our stockholders.
•	The company has strong, stable cash flows.
•	KKR has a great reputation with the companies they buy, and on average, their holding period is about seven years.
•	With strong, stable cash flows, a talented senior management team and highly skilled employee base, First Data has the critical characteristics for success as a KKR portfolio company.

What does this mean for First Data?

•	First Data is embarking on a new phase, which requires reinvestment in the business to take advantage of global market opportunities.
•

The important task of network platform and data and command center consolidation will move ahead with KKR and possibly be accelerated. We have the opportunity to make lasting improvements in our business to make us more competitive and positioned for long-term growth by reducing the footprint of First Data’s global command and data centers so that we can improve overall cost structure and efficiencies. As part of the new First Data, we remain committed to reviewing and simplifying our internal processes and policies, thus making it easier for clients and partners to do business with us.

•	The world is moving toward electronic payments and away from cash.
•	Even lesser-developed countries are participating in the migration from cash to credit, debit and pre-paid cards.
•	First Data is positioned to enable this cashless revolution. The company will invest in technology and product innovation.
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The ultimate beneficiaries of our investments in technology and product innovation will be the clients we serve. We expect to build on our reputation as the trusted partner for electronic commerce and payment solutions.

Who is KKR?

•	KKR is a premier firm in the private equity market.
•	KKR has grown other companies successfully in technology and financial services.
•	KKR takes a long-term view and typically will own a firm for several years, building the company’s value over time.

Did you know? Facts about First Data.

•	First Data has been an outstanding long-term investment for stockholders.
•	Since its IPO in 1992 and including the value of the recently spun-off Western Union, we have generated 18% compounded annual returns for our stockholders versus 9% for the S&P 500.
•	The company shares split 2:1 in 1996 and again in 2002.
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When First Data went public, the company had only $1.2 billion in annual revenue. Today, First Data serves more than 6,000 financial institution clients and 4.9 million merchants in 39 countries around the world and has $7.1 billion in annual revenue.

•	First Data now has the opportunity to reward stockholders with a significant premium.
•	Stockholders will be able to realize a premium of approximately 34% over the average closing price during the previous 30 days.
•	The offer rewards stockholders with the certainty of cash.

Additional Information About the Merger and Where to Find It

In connection with this proposed transaction, First Data Corporation (the “Company”) will file a proxy statement with the Securities and Exchange Commission (“SEC”). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to the Company’s stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by the Company with the SEC free of charge at the SEC’s Web site www.sec.gov or from First Data Corporation, Investor Relations Department at 6200 S. Quebec Street, Suite 340, Greenwood Village, Colorado 80111, (303) 967-6756.

Participants in the Solicitation

First Data Corporation and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the Company and its directors and executive officers, and their ownership of the Company’s securities, is set forth in the proxy statement for the 2007 Annual Meeting of Stockholders of the Company, which was filed with the SEC on April 17, 2007. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.